UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.               )

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HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P. and Others

A copy of a presentation to ISS is attached hereto. This material may be deemed to be solicitation material in respect of the solicitation of proxies from the shareholders of Hampden Bancorp, Inc. (the “Company”) in connection with the Company’s 2014 Annual Meeting of the Stockholders.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On September 30, 2014, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2014 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on September 30, 2014, which is incorporated herein by reference.

Hampden Bancorp, Inc. (HBNK) Presentation to ISS October 9, 2014 Clover Partners LP

Business Overview □ Hampden Bancorp, Inc. (“HBNK” or “Company”) operates as the bank holding company for Hampden Bank that provides banking products and services to individuals, families, and businesses in Hampden county, Massachusetts. □ HBNK’s loan portfolio comprises commercial real estate loans, residential real estate loans secured by one - to - four - family residences, residential and commercial construction loans, commercial and industrial loans, home equity lines - of - credit, fixed rate home equity loans, and other personal consumer loans. It also engages in buying, selling, holding, and dealing in securities. □ HBNK offers its products and services through its main office located in Springfield, Massachusetts and nine other offices located in Hampden County, Massachusetts, as well as through Internet. □ HBNK was founded in 1852 and is headquartered in Springfield, Massachusetts. 2

Timeline □ Clover Partners began acquiring shares of HBNK in May 2011. □ In late August 2012, Clover held a conference call with HBNK’s management team to discuss the operational performance and strategic direction for the Company. □ On October 17, 2012, Clover disclosed its letter to HBNK’s board of directors, in which Clover stated that it was in the best interest of HBNK’s stockholders to sell the Company to a strategic buyer. □ In November 2012, a resolution to explore strategic alternatives was passed by shareholders at HBNK’s annual meeting. □ May 2013: Nominated two candidates for board seats. □ Oct. 2013: ISS recommended FOR both Clover nominees. □ Nov. 2013: HBNK nominees were re - elected. □ During 2014 and especially throughout the summer, Clover communicated with management and HBNK’s board to understand how the strategic analysis was progressing. Despite several meetings/conversations, HBNK did not make adequate disclosure around the strategic analysis process and rejected Clover’s candidates, apparently for no other reason than the fact they are from Texas. □ Considering HBNK’s lack of seriousness in addressing shareholder concerns, in particular, its questionable business decisions, Clover decided to seek board representation in order to protect interest of all shareholders. 3

Why Change is Needed? □ HBNK shareholders continue to suffer under current Board and the management team. The Company’s Total Shareholder Return (“TSR”) has consistently lagged its peer group over the long - run, despite price support from Clover efforts. Additionally, HBNK’s share price has underperformed its peer group since appointment of Glenn Welch as the CEO in Jan. 2013. □ Instead of engaging in a strategic review process to unlock value for all shareholders, the Board and the management have instead embarked on an ill - planned growth strategy – a concern we raised last year. This strategy has already resulted in almost doubling of the Non - Performing Loans (“NPL”) as % of Total Loans ratio since FY12. □ Last year, we also noted that shareholders might be adversely impacted if HBNK engaged in “rate” competition to grow the balance sheet. This concern has also borne out as reflected in continued deterioration in HBNK’s Net Interest Margin (“NIM”) – which are down 40bps since FY12 and at the lowest level in last five years. □ Even though HBNK announced hiring of an investment banker last year, the Bank has not provided any update as to the banker’s recommendation and more importantly, Board’s evaluation of it. 4

Why Change is Needed? (contd.) □ We believe the incumbent directors have failed to create shareholder value and have been dismissive of shareholders desire to seriously consider a strategic transaction. More importantly, HBNK’s strategy of rapid loan growth – resulting in higher NPL as % of loans – and at the expense of net interest margin, could adversely impact shareholders in the long - run. □ Our independent nominees have the right combination of experience and qualification to create shareholder value. As the largest shareholder, our interest is aligned with ALL other shareholders. □ VOTE on the WHITE proxy card. 5

HBNK’s TSR has underperformed over the both short and long - run 6 - The incumbent board and management is responsible for sustained TSR underperformance. We believe, the performance would be worse had Clover not exerted shareholder pressure to undertake strategic review. Source: FactSet . Data as of 10/5/2014. Please refer to Appendix for peer group 0.0 50.0 100.0 150.0 200.0 250.0 5 - year TSR as of 10/3/2014 HBNK PHLX KBW Regional Banking Index Peer Median 0.00 50.00 100.00 150.00 200.00 250.00 3 - year TSR as of 10/3/2014 HBNK Peer Median PHLX KBW Regional Banking Index

Appointment of the new CEO has not helped …. 7 - Last year, we voiced concerns about appointment of a long time employee as the new CEO in 2013. Our concerns were proven right, as HBNK’s share price has lagged its peer and benchmark index under his leadership. Source: FactSet . Data as of 10/5/2014. Please refer to Appendix for peer group 80.0 90.0 100.0 110.0 120.0 130.0 140.0 150.0 160.0 HBNK's TSR since appointment of Glenn Welch as CEO on 1 Jan. 2013 HBNK Peer median PHLX KBW Regional Banking Index The increase in 2013 share price was due to Clover's pressure to sell the bank and related proxy contest. After HBNK nominees were re - elected, the share price fell and continued to underperform until we filed amended Schedule 13D (4 Aug. 2014)

HBNK’s price performance would likely be worse had it not been for our pressure 8 Source: SNL financial - HBNK’s share price has been supported by Clover’s involvement.

Loan growth fell significantly 9 - We believe HBNK rapidly expanded its loan book in direct response to last year’s proxy contest. Following the contest, loan growth fell significantly. Source: SNL financial - 4.00% - 2.00% 0.00% 2.00% 4.00% 6.00% 8.00% 2010Q1 2010Q2 2010Q3 2010Q4 2011Q1 2011Q2 2011Q3 2011Q4 2012Q1 2012Q2 2012Q3 2012Q4 2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2 Quarterly Net Loan Growth

….Such growth however, has come at the expense of higher non - performing loans 10 - HBNK’s balance sheet has become more risky as indicated by almost doubling of the NPL % of total loan ratio. Source: SEC filings 1.37 1.55 0.56 0.88 1.01 0 0.2 0.4 0.6 0.8 1 1.2 1.4 1.6 1.8 FY10 FY11 FY12 FY13 FY14 NPL % of Total Loans Non Performing Loans ("NPL") NPL % of Total Loans

It appears that loan growth is driven by “rate” competition 11 - HBNK’s NIM has deteriorated since FY12. We believe that the management is resorting to rate competition in order to grow the balance sheet. Source: SEC filings 3.29 3.38 3.50 3.14 3.10 2.9 3 3.1 3.2 3.3 3.4 3.5 3.6 FY10 FY11 FY12 FY13 FY14 Percentage (%) Net Interest Margin ("NIM") Peer Median NIM was 3.2% as of 30 June 2014

Comparative Net Interest Margin 12 - We believe HBNK is trying to grow its balance sheet at “any cost”. This strategy could affect long term profitability. Source: SNL Financial. Please refer to Appendix for peer group

The timing of share repurchase program is suspicious 13 - Recently HBNK has repurchased shares at a premium to tangible book value. We question as to why the company did not buy back shares when the stock price collapsed post 2013 shareholder meeting. Source: SNL Financial 1.00 1.02 1.04 1.06 1.08 1.10 1.12 1.14 1.16 1.18 1.20 $14.00 $14.50 $15.00 $15.50 $16.00 $16.50 $17.00 $17.50 $18.00 $18.50 Avg. Repurchase Price/Tangible Book Value Share Price Questionable timing of share repurchase Avg. Repurchase Price/Tangible Book Value HBNK share price May 1, 2013: Clover nominates candidates seeking sale of HBNK Nov 7, 2013: HBNK nominees re - elected Aug. 4, 2014: Clover nominates candidates Why no repurchase when stock had declined post 2013 shareholder meeting?

Share repurchases at a premium to book value unlikely to create shareholder value 14 - HBNK’s decision to repurchase shares at a premium to book value is indicative of poor capital allocation decision. - It appears that insiders do not believe the operational improvements which they touted will likely translate into share price appreciation. Source: FactSet . Data as of 10/5/2014. - 19.2% - 24.5% - 11.8% - 3.5% 3.3% - 30.0% - 25.0% - 20.0% - 15.0% - 10.0% - 5.0% 0.0% 5.0% FY10 FY11 FY12 FY13 FY14 Repurchase price premium/(discount) to book value

Poor disclosure on executive comp. plan 15 □ Historically, equity grants have been all time - based. While no equity grants were made in 2014 and the company claims that any future awards may be time - based or performance - based vesting, without knowing what the conditions are on the vesting, we question if the suggested performance - based vesting is truly “at - risk”. □ A portion of the annual bonus is discretionary. □ There is limited disclosure on the annual bonus program. While the financial performance criteria is listed, there is no discussion about the specific targets. Also it is difficult to determine how much of the bonus opportunity is based on objective measures and how much is at the board’s discretion. □ HBNK offers split dollar life insurance policy for Senior VP, Robert Michel, where a portion of the premiums are paid or forgiven by the Company until a specified retirement date. Mr. Michel becomes fully vested in the present day value of the benefit upon a CIC - related termination of employment. We rarely see this type of arrangement anymore. □ Supplement retirement benefit for other NEOs will payout until death ($60,000 annually for the CEO). Again, there is poor disclosure on the how these retirement payments are determined.

‘Liberal’ definition of Change in Control (“CIC”) 16 □ In November 2013, the Board extended the CIC agreements between the Company and key executives for a one year period. We question the Board’s rationale for entering into such agreements, especially in light of shareholders support for a proposal at the 2012 annual meeting to undertake strategic review process and the proxy contest in 2013. □ According to the agreements, a CIC event would occur if: - Acquisition of Significant Share Ownership. A person or persons acting in concert become beneficial owners of 25% or more of a class of HBNK’s voting securities. This clause shall not apply to beneficial ownership of Bank or Holding Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Holding Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities. - Change in Board Composition. During any period of two consecutive years, individuals who constitute the Bank’s or the Holding Company’s Board of Directors at the beginning of the two - year period cease for any reason to constitute at least a majority of the Bank’s or the Holding Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two - thirds (2/3) of the directors who were directors at the beginning of the two - year period shall be deemed to have also been a director at the beginning of such period; or - Tender Offer. A tender offer is made for 25% or more of the voting securities of the Bank or the Holding Company.

Questionable corporate governance practices □ HBNK has several shareholder unfriendly corporate governance practices. – Classified board. – Limitation on voting rights. Shareholders owning more than 10% of shares outstanding are not permitted to vote any shares in excess of the 10% limit. Amendment to voting rights requires approval of 80% of outstanding shares. – Vacancy at the Board can be filled exclusively by majority vote of directors then in office. – Directors may be removed for cause only if at least 80% of shares outstanding vote for such removal. – Shareholders are not allowed to call special meetings. – Shareholders cannot act by written consent. – Directors are allowed to issue blank check preferred stock. – Amendments to certificate of incorporation must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock. Certain amendments require approval of 80% of outstanding shares (calling special meeting, the number and classification of directors) 17

Disregard for shareholder wishes □ In 2012, shareholders approved a proposal to consider strategic alternatives. □ In a press release dated Nov. 7, 2013, HBNK responded by noting the following: – “In order to underscore that the Company’s Board of Directors took the vote on last year’s shareholder proposal seriously and acted on it and has listened to its shareholders, the Company has retained the investment bank Sterne, Agee & Leach, Inc. to help it identify and evaluate various strategic and/or operating scenarios intended to maximize shareholder value.” □ Almost a year later, shareholders have yet to hear about what Sterne, Agee & Leach recommended and how the board evaluated it. 18

Misalignment of interest □ From 2008 - October of 2013, there had been 63 insider transactions. Of the 63, only 3 have been insider purchases, while there have been 60 sales. Furthermore, the dollar value of those purchases totaled $17,025, while the dollar value of the sales totaled $1,351,288. We question as to why haven’t insiders purchased stock with their own money? □ It appears that the insiders do not believe in the operational improvements that they so emphatically sold shareholders is likely to translate into share price appreciation. □ After spending $410,000 of stockholders money last year on the proxy contest, and expressing insiders’ confidence in the Company’s growth plan, insiders sold 3.5x more stock than was purchased. 19 Insider Transactions Since 2008 Number of Transactions Dollar Value % of Total Dollar Value Buys 3 $17,025 1.2% Sells 60 $1,351,288 98.8% Total 63 $1,368,313 100.0% Source: SNL Financial

Our Plan □ Critically evaluate loan growth plan and the share repurchase program □ New Products to Enhance Fee Income – A review of the bank’s fee income drivers should highlight potential opportunities to cross sell banking which would further drive revenue outside of net interest income □ An Analysis to Find a Strategic Partner – An independent party (investment bank) would perform an analysis to ascertain strategic partners for HBNK. The analysis would include a review of potential partners, estimated cost savings from a combination, and a fair value of HBNK in the event of a sale. 20

Shareholder proposal to consider sale □ At the 2012 shareholder meeting, the proposal to evaluate “strategic alternatives” including sale of HBNK was approved by majority of shareholders. Despite shareholder approval, the Board has failed to take any steps in this direction. □ Our research shows that the greater Springfield market, the Company’s core market, is mature and does not have the demographic trends that would support a growth initiative. By management’s own admission, the market is growing in the low single digits. Local employment is currently at decade lows. This anemic growth rate is further complicated by the level of competition from other banks in the area. We fear the Springfield market is too small and has too many banks, which is why we believe it is imperative for the Company’s board of directors to explore all of the strategic alternatives available to HBNK, which may include selling the Company to a stronger competitor. □ We estimate that a strategic buyer might pay somewhere in the range of $20 - 21 per share. 21

Why sell: Potential for significant value creation without execution risk 22 - We believe HBNK shareholders can realize significant gains by selling the bank today instead of waiting for the management to execute its failed strategy, which entails high execution risk. Source: SNL Financials and Clover’s estimates

Our Nominees □ Garold R . Base : – Mr . Base has owned and operated his own consulting practice under the name Base & Associates since January 2012 . Currently, he is the managing partner of Base & Associates which provided services to banks and credit unions across the U . S . Prior to that time, he served as the President and Chief Executive Officer of ViewPoint Financial Group, Inc . , a publicly traded bank holding company, and ViewPoint Bank (including its predecessor entities) from 1987 - 2011 . During his tenure with ViewPoint Bank, Mr . Base oversaw the bank’s growth from two locations and $ 179 million in assets to the $ 4 billion community bank that it is today . – Mr . Base served as a charter member of the Federal Reserve Bank’s Community Depository Institutions Advisory Council, the Office of Thrift Supervision’s Mutual Savings Association Advisory Committee, Trustee of the School District, Member of the Federal Reserve Advisory Board, Chairman of the Chamber of Commerce and Chairman of a State Commission for 10 years . – Mr . Base completed his education at the Univ . of Arkansas, Stanford Graduate School of Business and Rice University . – We believe that Mr . Base would qualify as an “audit committee financial expert,” as that term is defined by the SEC in Item 407 (d)(5) of Regulation S - K . 23

Our Nominees (contd.) □ Johnny Guerry : – Mr . Guerry is a partner at Clover Partners, L . P . in 2004 . He is the portfolio manager of MHC Mutual Conversion Fund, L . P . , which primarily invests in small community banks . Mr . Guerry has managed the fund since its inception in 2007 . Under his management, the fund has advanced approximately 100 % while the SNL thrift index has declined approximately 45 % during that same time period . Mr . Guerry regularly collaborates with bank management teams to advise on their strategic direction and suggest ways to improve operational performance . – Mr . Guerry is a graduate of the Southern Methodist University’s Business Honors Program, where he graduated Summa Cum Laude . He is also a member of the Beta Gamma Sigma Business Honors Society . 24

Appendix □ Our peer group comprises of companies used by Institutional Shareholder Services (“ISS”) in its report dated 22 October 2013 – BSB Bancorp, Inc . – Chicopee Bancorp, Inc . – Hingham Institution for Savings – New Hampshire Thrift Bancshares, Inc . – Naugatuck Valley Financial Corporation – Peoples Federal Bancshares, Inc . – SI Financial Group, Inc . – Wellesley Bancorp, Inc . – Westfield Financial, Inc . 25